Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	June 30, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Acquires Louisville Airport Distribution Center

Chicago (June 30, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $3.7 billion in portfolio assets, today announced the acquisition of Louisville Airport Distribution Center, a nearly 284,000-square-foot, newly constructed Class A industrial property located in the Southside/Airport industrial submarket, Louisville’s top location for industrial properties. The purchase price was $32.1 million. This acquisition is JLL Income Property Trust’s second in Louisville after purchasing the Louisville Distribution Center earlier this year.

“The Louisville Airport Distribution Center’s infill location in the Southside/Airport industrial submarket, where vacancy is just 1.9 percent, makes this an excellent portfolio fit for us as we continue to increase our allocation to core industrial assets located in close proximity to irreplaceable transportation infrastructure,” said Allan Swaringen, JLL Income Property Trust President and CEO. “Given this property’s modern construction, strong tenants and exceptional location, we feel it will provide strong long-term value and cashflow to our diverse portfolio.”

According to LaSalle Research & Strategy, Louisville is an overweight market whose merit is driven by an above average return outlook and strong rent growth expectations. Louisville’s central location at the confluence of major highways allows distribution to over half the U.S. population within a day’s drive via interstate highways I-24, I-64, I-65, I-71 and I-75, reinforcing JLL Income Property Trust’s research-led industrial strategy focused on acquiring properties with primary access to critical hubs of distribution and transportation infrastructure. The property is within five miles from major distribution hubs including UPS Worldport (Air Distribution Hub), UPS Centennial Hub (Ground Distribution Hub), and the Louisville International Airport, and is just 2.5 miles from GE Appliance Park.

Constructed in 2020, the property is fully leased to Haier US Appliance Solutions (an entity of GE Appliances) and Derby Industries, with a weighted average lease term of 5.1 years. It includes modern features such as a 36-foot clear height, LED lighting and HVAC throughout. This investment adds to JLL Income Property Trust’s aggregate industrial allocation of over $1 billion of industrial holdings in 39 properties across 12 key markets, or approximately 31 percent of its $3.7 billion portfolio.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $71 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.